SCIENTIFIC ADVISORY BOARD SERVICES AGREEMENT
FOR
MEMORY PHARMACEUTICALS CORP.

This Scientific Advisory Board Services Agreement (the “Agreement”) made this [     ] and effective July 31, 2006 (the “Effective Date”) is by and between Memory Pharmaceuticals Corp., a Delaware corporation having a place of business at 100 Philips Parkway, Montvale, NJ 07645 (the “Company”) and [     ], an individual having an address at [     ] (the “Advisor”).

WHEREAS, the Company is engaged in drug discovery and development programs within central nervous system disease applications (the “Field”); and

WHEREAS, the Company is desirous of continuing to retain individual as an Advisor in the Field, conditioned on the Advisor’s agreement to the terms below and as set forth in the annexed Nondisclosure Agreement (as defined below); and

WHEREAS, the Company has and will have certain materials, compounds, animals, compositions, chemicals, biological assays and know-how which are owned or controlled by the Company and/or which have been received from third parties under an obligation of confidentiality (collectively, “Company Materials”) and certain technical, scientific and business information which are owned or controlled by the Company and/or which have been received from third parties under an obligation of confidentiality (collectively, “Company Information”); and

WHEREAS, the Advisor will have access to Company Materials and Company Information.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties hereto agree as follows:

1.	(a) The Advisor shall serve as a member of the Company’s Scientific Advisory Board (the “SAB”) and provide advisory services to the Company in the Field, as requested by the Company. Such services shall be rendered by the Advisor through Advisor’s attendance at quarterly SAB meetings held by the Company during the one (1) year period commencing on the date of this Agreement, and thereafter, this Agreement shall be automatically renewed for one (1) year periods, unless the Agreement is earlier terminated in accordance with subsection (f) below. The Advisor also agrees to make himself/herself available as requested by the Company, either by telephone, in person or by written report.

(b)	The Company is aware that the Advisor may have existing consulting/advisory arrangements with other third parties that also have associated confidentiality restrictions; if a conflict of interest should arise between those confidentiality restrictions and/or consulting/advisory arrangements and this Agreement or the Advisor’s restrictions or arrangements with the Company, the Advisor will immediately inform the Company of same. In addition, the Company acknowledges that the Advisor may perform services for other individuals/entities, provided the Advisor does so without breaching it or his obligations under this Agreement and the Nondisclosure Agreement (as defined below). The Advisor has disclosed to the Chief Scientific Officer of the Company any conflicts between this Agreement and any other agreement binding on the Advisor.

(c)	The Advisor shall be compensated for services on the Company’s SAB as set forth on Exhibit A hereto, which compensation structure may be updated for future years from time to time by the Company’s Board of Directors.

(d)	The Company agrees to reimburse the Advisor for all authorized reasonable travel and other authorized out-of-pocket expenses incurred by him/her in accordance with the policy and practice of the Company upon presentation to the Company of appropriate expense vouchers.

(e)	Neither party shall have the authority to expressly or impliedly bind or attempt to bind the other in contract, debt or otherwise.

(f)	The Company or the Advisor may terminate this Agreement upon giving ten (10) days’ prior written notice thereof to the other party. In addition, if, in the Company’s sole judgment, the Advisor violates any of the provisions of this Agreement, the Company shall have the right, upon written notice, to cancel this Agreement immediately. Upon termination or cancellation of this Agreement, the Company shall have no liability to the Advisor except for charges for services performed by the Advisor and accepted by the Company prior to the Advisor’s receipt of notice of termination or cancellation.

2.	The Advisor hereby agrees to promptly disclose to the Company in writing any invention, development, information or idea, whether patentable or not, made and/or conceived by the Advisor alone or with others in the course of performing advisory services hereunder or which is based on Company Materials, Company Information or the Advisor’s advisory services to the Company (the “Developed Technology”). The Advisor hereby waives whatever rights he/she may now or hereafter have in and to any Developed Technology and agrees to execute whatever additional documents may be necessary to perfect such waiver.

3.	The Advisor agrees that all Developed Technology constitutes “work for hire” and the Advisor agrees to assign and hereby does assign to the Company or its nominee or successor all right, title and interest in and to the Developed Technology and further agrees to execute such further papers and perform all such acts as may be necessary to perfect such assignment and/or confirm all such right, title and interest in the Company.

4.	In the event that the Company makes or proposes to make any United States or foreign patent application relating to Developed Technology owned by the Company pursuant to Section 3, the Advisor shall cooperate fully with the Company and its patent counsel in preparing and prosecuting any such application.

5.	The Advisor further agrees to execute, acknowledge and deliver all such further papers, including applications for patents, as may be necessary to enable the Company to publish or protect the Developed Technology owned by the Company by patents, inventions, improvements, ideas and applications in the Company or its nominees, successors or assigns and to render all such assistance as the Company may require in any patent office proceeding or litigation involving the Developed Technology owned by the Company.

6.	All data, results and documentation generated by the Advisor in the course of providing the advisory services or otherwise in connection with this Agreement shall be the sole and exclusive property of the Company.

7.	The Nondisclosure Agreement entered into by the parties on [ ], attached hereto as Exhibit B (the “Nondisclosure Agreement”) shall apply to all confidential information arising from the advisory services being provided hereunder and such Nondisclosure Agreement is deemed to be incorporated by reference herein. If the Nondisclosure Agreement expires or terminates prior to the expiration or termination of this Agreement, then the terms of the Nondisclosure Agreement shall nonetheless continue to govern the Advisor’s obligations of confidentiality for the term of this Agreement and for five (5) years thereafter. The definition of “Confidential Information” in the Nondisclosure Agreement shall be hereby amended to include Developed Technology, Company Information, Company Materials and all data, results and documentation disclosed or generated in connection with this Agreement. Neither of the parties shall make this Agreement public, nor divulge the relationship of the parties created hereunder, without obtaining, in each instance, the prior written consent of the other.

8.	No rights or licenses in or to Company Information, Company Materials or Developed Technology, including licenses under any patent, copyright, trademark, invention or other intellectual property right or application thereof, either express or implied, are granted to the Advisor by virtue of this Agreement.

9.	At the request of the Company, the Advisor shall promptly return to the Company all materials and physical documents, whether prepared by the Company or by the Advisor when such materials or documents are included or incorporated with Company Materials, Company Information or Developed Technology. The term “document” is used in its broadest sense and includes electronic information in the form of discs, tapes, etc.

10.	The Advisor represents and warrants that he/she is permitted to enter into this Agreement and perform the obligations contemplated hereby and that this Agreement and the terms and obligations hereof are not inconsistent with any other obligations he/she may have.

11.	The Advisor hereby agrees that he/she shall perform the services hereunder with care, skill, and diligence, in accordance with the applicable professional standards currently recognized by his/her profession, and shall be responsible for the professional quality, technical accuracy, completeness and coordination of all reports, information, specifications and other items and services furnished hereunder. The Advisor shall comply with all applicable federal, state, and local laws, ordinances and regulations in performing his/her services hereunder.

12.	The Advisor represents, warrants and agrees that he/she can and will perform the services required by this Agreement without disclosing or using any confidential information and/or proprietary information of a third party.

13.	The Advisor represents and warrants to the Company that the Advisor is duly authorized to execute this Agreement and to perform all services hereunder, and that the same do not require the consent of any third party or constitute a breach or violation of any agreement to which he may be a party.

14.	This Agreement, together with the Nondisclosure Agreement, constitutes the entire and exclusive agreement between the Advisor and the Company with respect to the subject matter thereof and supersedes any prior or contemporaneous agreements, representations and understandings of the parties with respect thereto. No supplement, modification or amendment of this Agreement shall be binding upon the Company or the Advisor unless set forth in a written agreement executed by the Company and the Advisor.

15.	The obligations of the Advisor under this Agreement, other than the obligation to perform advisory services pursuant to Section 1 hereof, shall survive any expiration or termination of this Agreement.

16.	This Agreement shall be governed by the laws of New Jersey without giving effect to conflicts of law and principles thereof. The parties hereby (a) agree that any action arising out of this Agreement shall be brought in the state or federal courts located in the State of New Jersey, (b) irrevocably submit to the exclusive jurisdiction of any such court and (c) waive any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.

17.	The Advisor agrees that any breach of Sections 2 through 7 and 9 of this Agreement will cause the Company irreparable harm that cannot be adequately compensated by an award of money damages. As a result, the Advisor agrees that in addition to any other remedy the Company may have, the Company may seek and obtain injunctive relief without the necessity of posting a bond or other security, restraining the Advisor from directly or indirectly violating this Agreement or from engaging in any activity that compromises the protection afforded the Company by this Agreement.

18.	Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or a joint venture relationship between the Advisor and the Company. During the term of this Agreement, the Advisor shall be regarded as an independent contractor. The Advisor understands and agrees that he/she will be responsible for all income, social security, self-employment and any other state and federal taxes and/or insurance premiums on the advisory fees received hereunder. The only monetary or economic obligation of the Company to the Advisor is to provide payment as set forth in Sections 1(c) and (d) of this Agreement. The Advisor acknowledges that except for the grant of stock options under the Company’s Amended and Restated 2004 Stock Incentive Plan, which are approved by the Company’s Board of Directors, the Advisor shall not be entitled to participate in any pension, stock purchase, health, group life or disability insurance, or any other employee benefit plan that may from time to time be offered to employees of the Company. The Advisor further agrees to indemnify and hold harmless the Company from any and all claims and liabilities for such taxes and penalties made by the above-mentioned taxing authorities resulting from the Advisor’s performance of services hereunder, including reasonable attorneys’ fees that the Company may incur in defense or payment of any such claim for taxes or penalties levied against the Company on account of the Advisor by reason of any services covered under this Agreement. If the Company determines that taxes should be withheld, the Company reserves the right to unilaterally withhold, as appropriate, and to notify the Advisor accordingly.

19.	All notices given under this Agreement shall be in writing and shall be delivered personally, sent by facsimile, overnight courier service, or mailed by prepaid registered or certified mail (with receipt) to the party for which it is intended to the address provided herein. Any notice so given shall be deemed to have been received on the date on which it was personally delivered or transmitted by confirmed facsimile copy or on the date received as set forth on the return receipt if sent by registered or certified mail or overnight courier service. Any party may change its address for purposes of receipt of any such communication by given prior written notice of such change to the other party in the manner prescribed above.

20.	No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof.

21.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or void or unenforceable, that clause shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with existing law. All remaining provisions shall nevertheless continue in full force without being impaired or invalidated by anyone.

22.	This Agreement may be assigned by the Company. This Agreement and the obligations hereunder shall not be delegated or assigned by the Advisor without prior written consent from the Company.

23.	This Agreement may be delivered by facsimile and executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date indicated above, with the intent to be legally bound hereby.

MEMORY PHARMACEUTICALS CORP.

Name: David A. Lowe, Ph.D. Title: Chief Scientific Officer

THE ADVISOR:

Name:

EXHIBIT A

COMPENSATION STRUCTURE

2006/2007 Cash Compensation

Annual Retainer (paid quarterly, at the end of each quarter of service)	$6,000
Per Meeting Fee (paid for each SAB meeting attended)	$1,500

2006 Equity Compensation

Non-qualified stock options to purchase 20,000 shares of common stock at an exercise price per share of $1.03. Such stock options shall vest in quarterly installments over a two year period, commencing on July 31, 2006.

EXHIBIT B

NONDISCLOSURE AGREEMENT